Exhibit 99.1

David Dillon to Retire as Kroger Chairman

Rodney McMullen Elected Chairman Starting Jan. 1

CINCINNATI — December 11, 2014 — David B. Dillon, who led The Kroger Co. (NYSE: KR) leadership team’s development of the company’s successful Customer 1st Strategy, will retire as chairman of the board on December 31, after 38 years of service.

As expected, the Kroger Board of Directors today elected Rodney McMullen, Kroger’s chief executive officer, to the additional post of chairman commencing on January 1, 2015. Mr. McMullen has served on the Board of Directors since 2003.

Mr. Dillon served as Kroger’s chairman from 2004 — 2014 and as chief executive officer from 2003 — 2013. Prior to that, he held a variety of executive positions at Kroger and Dillons Companies, which merged in 1983. During his tenure as CEO, Kroger grew revenue by $45 billion, created 53,000 new jobs, reduced costs for eight consecutive years and returned $9.2 billion to shareholders through share repurchases and dividends, which were reinstated in 2006.

As part of the Customer 1st Strategy, Mr. Dillon and Mr. McMullen, who was then serving as vice chairman, had the foresight to create and execute a long-term price investment strategy that has enabled Kroger to deliver sustainable business growth and shareholder returns, while also saving customers nearly $3 billion annually through lower prices. This laid the foundation for Kroger’s growth plan, announced in October 2012, which expands the Customer 1st Strategy by: accelerating growth in Kroger’s core business and improving the company’s connection with all customers; expanding Kroger’s presence in new and existing markets; and innovating to create unique competitive positioning for today and the future.

Kroger has also become a leader in supermarket sustainability under Mr. Dillon’s leadership. The company has reduced energy consumption in stores by 33 percent since 2000 and reduced its carbon footprint by 4.4 percent since 2006. More than half of the company’s 37 manufacturing facilities are zero waste. Kroger’s efforts to feed families struggling with hunger have grown to total contributions of 250 million meals — 4 million meals per week — in 2013.

“For Dave, Customer 1st — which truly put our customers at the center of how Kroger runs its business — was more than a successful business strategy. It was a philosophy that he believed and lived through his actions every day, and as a result he inspired thousands of our associates during his many years of service to Kroger and Dillons Companies,” said Mr. McMullen. “He understood that Kroger’s greatest asset is the trust that our customers, associates and shareholders have in our company. We are all the beneficiaries of Dave’s extraordinary leadership.”

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,631 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 783 convenience stores, 325 fine jewelry stores, 1,293 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

--30--

Kroger Contacts: Media: Keith Dailey (513) 762-1304; Investors: Cindy Holmes (513) 762-4969